Exhibit 3.205

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:10 AM 07/25/2007
FILED 08:51 AM 07/25/2007
SRV 070849728 - 4395458 FILE

CERTIFICATE OF FORMATION

OF

NRG CEDAR BAYOU DEVELOPMENT COMPANY, LLC

1.                                       Name: The name of the limited liability company is NRG Cedar Bayou Development Company, LLC.

2.                                       Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                       Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Cedar Bayou Development Company, LLC this 24th day of July, 2007.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person